                                                                     EXHIBIT 11

                       NRT INCORPORATED AND SUBSIDIARIES
                  EXHIBIT TO FORM S-1 REGISTRATION STATEMENT

 For the four months ended December 31, 1997, the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999

                     COMPUTATION OF LOSS PER COMMON SHARE

                                                                                                         Pro            Pro
                                                                                                        Forma          Forma
                                                           Three          Three           Pro           Three          Three
                              Four                        Months         Months          Forma         Months         Months
                             Months                        Ended          Ended        Year Ended       Ended          Ended
                              Ended       Year Ended     March 31,      March 31,     December 31,    March 31,      March 31,
                          December 31,   December 31,      1998           1999            1998           1998           1999
                              1997           1998       (unaudited)    (unaudited)    (unaudited)    (unaudited)    (unaudited)
                          ------------   ------------   -----------    -----------    ------------   -----------    -----------
Net income (loss).......    $(42,243)      $  1,309      $(25,137)      $(10,423)       $ (9,874)     $(47,017)      $(11,172)
Dividends on Series A
 and Series B preferred
 stock..................      (9,732)       (29,910)       (7,255)        (7,627)        (15,438)       (3,846)        (4,553)
Accretion of Series C
 preferred stock
 discount and redemption
 premium................      (2,257)        (6,708)       (1,654)        (1,654)            --            --             --
                            --------       --------      --------       --------        --------      --------       --------
Basic loss applicable to
 common shareholders....     (54,232)       (35,309)      (34,046)       (19,704)        (25,312)      (50,863)       (15,725)
Add: Dividends on
 cumulative convertible
 redeemable preferred
 stock..................         210          1,200           300            301           1,200           300            301
                            --------       --------      --------       --------        --------      --------       --------
Diluted loss applicable
 to common
 shareholders...........    $(54,022)      $(34,109)     $(33,746)      $(19,403)       $(24,112)     $(50,563)      $(15,424)
                            ========       ========      ========       ========        ========      ========       ========

Weighted average number
 of common shares and
 common share
 equivalents
 outstanding: (A)
Weighted Average number
 of common shares
 outstanding............      18,750         18,750        18,750         18,750          18,750        18,750         18,750
Add shares issued in
 conjunction with the
 offering(B)............         --             --            --             --            9,666         9,666          9,666
                            --------       --------      --------       --------        --------      --------       --------

Weighted average number
 of common shares
 outstanding during the
 year--basic............      18,750         18,750        18,750         18,750          28,416        28,416         28,416

Add common share
 equivalents--Weighted
 average options to
 purchase common stock--
 net....................         --           2,634           --             --            2,634           --             --
Add common share
 equivalents--Cumulative
 convertible preferred
 stock..................       6,474          6,474         6,474          6,474           6,474         6,474          6,474
                            --------       --------      --------       --------        --------      --------       --------
Weighted Average number
 of common shares and
 common share
 equivalents
 outstanding--diluted...      25,224 (C)     27,858 (C)    25,224 (C)     25,224 (C)      37,524 (C)    34,890 (C)     34,890 (C)
                            ========       ========      ========       ========        ========      ========       ========

Basic loss per common
 share..................    $  (2.89)(C)   $  (1.88)(C)  $  (1.82)(C)   $  (1.05)(C)    $  (0.89)(C)  $  (1.79)(C)   $  (0.55)(C)
                            ========       ========      ========       ========        ========      ========       ========

Diluted loss per common
 share..................    $  (2.14)(C)   $  (1.22)(C)  $  (1.34)(C)   $  (0.77)(C)    $  (0.64)(C)  $  (1.43)(C)   $  (0.44)(C)
                            ========       ========      ========       ========        ========      ========       ========

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(A)  Gives effect to an intended 1.875-for-1 stock split that is expected to be declared prior to the offering.
(B) Gives effect to the additional shares that will be outstanding as a result of the offering and the additional shares that would be issued to fund the repurchase of common stock from Apollo, the intended repurchase of the convertible preferred stock from Cendant, the redemption of the junior convertible preferred stock and the $45 million cash dividend paid to Apollo.
(C) In accordance with SFAS No. 128, the inclusion of common stock equivalents in the computation of earnings per share need not be considered if the effect is antidilutive. Therefore, historical and pro forma loss per common share and the weighted average common shares outstanding as shown on the respective consolidated statements of operations for the respective periods does not include common share equivalents as their effect is antidilutive.